Exhibit 97.1
PEBBLEBROOK HOTEL TRUST

CLAWBACK POLICY

Introduction

The board of trustees (the “Board”) of Pebblebrook Hotel Trust (the “Company”) believes that it is in the best interests of the Company to maintain a culture that emphasizes integrity and accountability and that supports and reinforces the Company’s pay-for-performance compensation philosophy. Therefore, the Board has adopted this Clawback Policy (this “Policy”) to provide for the recoupment of incentive-based compensation erroneously awarded to the Company’s executive officers and all other employees whose award agreements are subject to this Policy. The purpose of this Policy is to document the Company’s right to recover compensation that the Company determines, in its sole discretion, was unjustly paid to any Covered Individual. This Policy is intended to comply with and supplement, but not limit or constrain, any statutory or regulatory right or obligation of the Company to recover compensation from the Covered Individuals (including, without limitation, the requirements of the Sarbanes-Oxley Act of 2002, Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable recoupment provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

1.Definitions. Capitalized terms in this Policy have the following meanings:

(a)“Accounting Restatement” means an accounting restatement required to be prepared by the Company due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws, including any accounting restatement required to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. “Accounting Restatement” does not include any change to the Company’s financial statements that is not made to correct errors, such as, but not limited to, the following: (i) a retrospective application of a change in accounting principle; (ii) a retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) a retrospective reclassification due to a discontinued operation; (iv) a retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (v) a retrospective revision for share splits, reverse share splits, share dividends or other changes in capital structure.

(b)“Committee” means the Compensation Committee of the Board or, at the Board’s sole discretion, the Board.

(c)“Covered Individual” is defined in Section 3 of this Policy.

(d)“Erroneously Awarded Compensation” means the amount of Incentive Compensation that was Received that exceeds the amount of Incentive Compensation that otherwise would have been Received had the amount of Incentive Compensation been determined based on the restated Financial Reporting Measures, computed without regard to any taxes paid by the Covered Individual or by the Company on the Covered Individual’s behalf. For Incentive Compensation based on total shareholder return or Company share price, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of Erroneously Awarded Compensation will be based on a reasonable estimate by the Committee of the effect of the Accounting Restatement on the share price or total shareholder return upon which the Incentive Compensation was Received. The Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE as required.

(e)“Financial Reporting Measures” means (i) measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures (whether or not such measures are presented within the Company’s financial statements or included in a filing made with the SEC), (ii) Company share price and (iii) Company total shareholder return.

(f)“Incentive Compensation” means a Covered Individual’s cash bonus awarded under the Company’s annual incentive plan and any equity-based awards granted pursuant to the Company’s long-term incentive plans that are earned, paid/granted or vested wholly (or in part) upon the attainment of any Financial Reporting Measure of the Company.

(g)“Look-Back Period” means the three completed fiscal years immediately preceding the earlier of: (i) the date the Board, a committee of the Board or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; and (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement. In addition, if there is a change in the Company’s fiscal year-end, the Look-Back Period will also include any transition period to the extent required by Section 303A.14 of the Manual.

(h)“NYSE” means the New York Stock Exchange and any successor stock exchange or quotation system operated by the New York Stock Exchange or any successor thereto.

(i)“Manual” means the NYSE Listed Company Manual.

(j)“Received” means the receipt of Incentive Compensation, which is deemed by this Policy to have occurred in the fiscal year during which the Financial Reporting Measure is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that fiscal year.

(k)“SEC” means the United States Securities and Exchange Commission.

2.Administration.

This Policy shall be administered by the Committee.

3.Covered Individuals.

This Policy applies to the Company’s current and former executive officers (as determined by the Board in accordance with Section 10D of the Exchange Act), such other senior executives and employees who the Committee may deem to be subject to this Policy and each recipient of a performance-based equity award agreement to the extent such agreement refers to this Policy (each at “Covered Individual”).

4.Recoupment; Accounting Restatement.

Subject to the terms of this Policy and the requirements of Section 303A.14 of the Manual, in the event the Company is required to prepare an Accounting Restatement, then the Company shall recover, reasonably promptly from each Covered Individual as set forth in Section 6 of this Policy, any Erroneously Awarded Compensation that was Received by such Covered Individual during the Look-Back Period.

5.Committee Discretion.

The Committee may, in determining appropriate remedial action, take into account the financial cost of penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities; however, such determinations shall not mitigate or eliminate the Company’s obligations to recoup Erroneously Awarded Compensation pursuant to Section 4 of this Policy.

6.Enforcement and Impracticability.

The Committee shall recover any Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Committee in accordance with Rule 10D-1 promulgated under the Exchange Act and Section 303A.14 of the Manual. If the Committee determines to enforce recoupment, (i) the Committee shall provide the Covered Individual written notice of its intent to recoup Incentive Compensation under this Policy, along with the timeline within which the Covered Individual must respond, (ii) to the extent the Covered Individual does not intend to comply with such recoupment efforts, the Covered Individual must respond to the Committee in writing detailing the reasons why non-compliance is warranted and such response must be provided to the Committee within 15 business days from the Covered Individual’s receipt of the Committee’s initial notice, and (iii) if the Committee disagrees with the Covered Individual’s assertions, then the Committee must respond to the Covered Individual in writing detailing such reasons within the 15 business days from the Committee’s receipt of the Covered Individual’s written response.

7.Method of Recoupment.

The Committee will determine, in its sole discretion, the method for recouping the Erroneously Awarded Compensation pursuant to this Policy, and subject to the requirement that recovery be made reasonably promptly, the Committee will determine the appropriate means of recovery, which may vary, without limitation, between Covered Individuals or based on the nature of the applicable Incentive Compensation, and which may involve, without limitation: establishing a deferred repayment plan or set-off against current or future compensation otherwise payable to the Covered Individual; cancelling outstanding vested or unvested equity awards made to the Covered Individual; and taking any other remedial and recovery action permitted by law, as determined by the Committee.

8.No Indemnification and No Reimbursement of Insurance Premiums.

The Company shall neither indemnify any Covered Individual against or for the loss of any Erroneously Awarded Compensation nor pay or reimburse any Covered Individual for the premiums for any insurance policy covering any such loss.

9.Interpretation.

The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements under Rule 10D-1 promulgated under the Exchange Act and any applicable rules or standards adopted by the SEC or the NYSE

10.Amendment; Termination.

The Committee, in its discretion, may at any time amend or amend and restate this Policy and shall suspend, amend or terminate this Policy as the Committee deems necessary to comply with applicable law. Notwithstanding anything herein to the contrary, this Policy shall be deemed automatically and unilaterally amended to the minimum extent necessary to comply with the applicable listing standards of the NYSE.

11.Other Recoupment Rights.

The Board intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement or similar agreement entered into with a Covered Individual shall, as a condition to the grant of any benefit thereunder, require a Covered Individual to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

12.Successors.

This Policy shall be binding and enforceable against each Covered Individual and each Covered Individual’s beneficiaries, heirs, executors, administrators or other legal representatives.
As amended and restated by the Board on July 20, 2023.
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